Exhibit 99

Company Press Release dated February 11, 2015

FARMERS & MERCHANTS BANCORP, INC.	NEWS
RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
February 11, 2015	Marty Filogamo
SVP Marketing Director
(419) 446-2501

Farmers & Merchants Bancorp Begins Trading on OTCQX®

ARCHBOLD, OH – Farmers & Merchants Bancorp Inc. (OTCQX: FMAO), the single bank holding company of the Farmers & Merchants State Bank, today announced it has qualified and begun trading on the OTCQX® marketplace.

Farmers & Merchants Bancorp begins trading today on OTCQX under the symbol “FMAO.” To qualify for OTCQX, a company must meet high financial standards, be current in their reporting to their bank regulator and, if applicable, the SEC, and appoint a broker-dealer specializing in advising banks to serve as their Corporate Broker on OTCQX . The OTCQX distinguishes established, investor-friendly companies from the numerous traded in the off-exchange market. U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com.

“We are proud to welcome Farmers & Merchants Bancorp to the OTCQX marketplace,” said R. Cromwell Coulson, President and CEO of OTC Markets Group. “Trading on OTCQX will provide Farmers & Merchants Bancorp a highly-visible and transparent trading market that will support the bank in its next 100 years of growth.”

“Farmers & Merchants Bancorp is excited about being traded on the OTCQX marketplace.” stated Paul S. Siebenmorgen, President and CEO of Farmers & Merchants Bancorp, Inc. “We believe this will broaden our visibility and serve our shareholders well.”

Boenning & Scattergood serves as Farmers & Merchants Bancorp’s Corporate Broker on OTCQX. “We are pleased to be selected as the Corporate Broker for Farmers & Merchants Bancorp,” commented Michael A. Galantino, Managing Director of Equity Capital Markets at Boenning & Scattergood. “This opportunity exemplifies our commitment to the community banking sector throughout the Mid-Atlantic and Midwest Regions and reinforces our effort to enhance the services we provide to clients.”

Farmers & Merchants State Bank is a $925 million independent community bank that has been serving Northwest Ohio for 118 years. Farmers & Merchants State Bank serves the markets in northwest Ohio, northeast Indiana and southern Michigan.

For additional information, you may contact Marty Filogamo, Marketing Manager at mfilogamo@fm-bank.com.